EXHIBIT 2.1

Share Purchase Agreement

International Management Group GmbH

and

KIT digital, Inc.

5 October 2009

CONTENTS

THIS AGREEMENT is made on 5 October 2009

AMONG:

International Management Group GmbH, a company organised under the laws of Germany, the registered office of which is at Cäcilienkloster 6, 50676 Cologne, registered in the commercial register of the Local Court Cologne under HRB 66731, represented by Mr. Matthias Pietza duly authorised for the purpose hereof (hereinafter referred to as the "Seller"),

AND

KIT digital, Inc., a company organised under the laws of Delaware, the registered office of which is at 168 Fifth Avenue, Suite 301, New York, New York 10010, represented by Kaleil D. Isaza Tuzman, duly authorised for the purpose hereof (hereinafter referred to as the "Purchaser"),

(the Seller and the Purchaser are hereinafter together referred to as the "Parties" and each individually as a "Party")

AND

Kaleil D. Isaza Tuzman, Chairman and CEO of the Purchaser, and with business  address at the Purchaser (hereinafter referred to as the “Purchaser's Guarantor”).

RECITALS

(A)
The Nunet AG, a stock corporation organised under the laws of Germany, is registered in the commercial register of the Local Court Cologne under HRB 35024 (the "Company"). The registered share capital of the Company amounts to EUR 65,005.00. The registered share capital comprises 13,001 (in words: thirteen thousand and one) registered shares with a nominal amount of EUR 5.00 (in words: five Euros) each.

(B)
The Seller holds 13,001 (in words: thirteen thousand and one) registered shares with a nominal amount of EUR 5.00 (in words: five Euros) each of the Company ("Shares"). The Seller is entered in the company's share register.

(C)
The Company is active in the provision of mobile and broadband video distribution solutions (the "Business"). The Purchaser intends to acquire the Business from the Seller by way of acquisition of the Shares.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

"Accounting Expert" has the meaning as described in clause 4(d);

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any governmental authority.

"Agreement" means this Share Purchase Agreement;

“Amount Claimed” has the meaning as described in clause 7.7(b);

"Audited Accounts" means the audited financial statements for the fiscal year ending on 31 December 2008 for the Company;

"Basket" has the meaning as described in clause 7.1(b);

"Breach" has the meaning as described in clause 6.1;

"Business" has the meaning as described in the Recitals;

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law to be closed in The City of New York or Cologne;

"Cap" has the meaning as described in clause 7.2;

"Cash Consideration" has the meaning as described in clause 3.1(a);

"Closing" has the meaning described in clause 2.3;

"Closing Date" has the meaning described in clause 2.3;

"Company" has the meaning as described in the Recitals;

"Effective Date" has the meaning described in clause 2.4;

"Encumbrances" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership;

"IDW e.V." has the meaning as described in clause 4(d);

"Indemnification Item" has the meaning as described in clause 7.7(a)(i);

"Indemnity Promissory Note" means the convertible promissory note in the principal amount of EUR 584,250 substantially in the form set out in Schedule 1-A, together with and accompanied by a valid and binding side letter agreed between the Parties at the Signing Date.

"Independent Person" has the meaning as described in clause 7.7(c).

“IP Rights” has the meaning as described in clause 5.10;

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, including those arising under any applicable law, Action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Losses" has the meaning as described in clause 6.1;

“Management Accounts” means the unaudited financial statements of the Company for the period from 1 January 2009 to 30 August 2009 a copy of which has been provided to the Purchaser on signature of this Agreement and initialled by the parties for identification purposes;

"Material Agreements" has the meaning as described in clause 5.8;

"Neutral Level" has the meaning as described in clause 4(g);

"Notices" has the meaning as described in clause 16;

“Outstanding IPN Value” has the meaning as described in clause 7.7(b)

"Party" means the Seller or the Purchaser each individually;

"Parties" means the Seller and the Purchaser;

"Promissory Note" means the convertible promissory note in the principal amount of EUR 1,662,500 substantially in the form set out in Schedule1-B, together with and accompanied by a valid and binding side letter agreed between the Parties at the Signing Date.

"Promissory Notes" means the Promissory Note and the Indemnity Promissory Note.

"Purchaser" means KIT digital, Inc.;

"Purchaser Claim" has the meaning as described in clause 6.1;

"Purchaser's Certificate" has the meaning as described in clause 7.7(a);

"Purchaser's Guarantor" means Kaleil D. Isaza Tuzman;

“PG Financial Statement” means the statement supplied by the Purchaser’s Guarantor to the Seller setting out the financial standing of the Purchaser’s Guarantor, a copy of which has been provided on signature of this Agreement and initialled by the Seller and the Purchaser’s Guarantor for identification purposes;

"Purchase Price Adjustment" has the meaning as described in clause 4;

"Purchase Price Adjustment Amount" has the meaning as described in clause 4(g);

"Reimbursement Payments" has the meaning as described in clause 3.1(a);

"Restricted Period" has the meaning as described in clause 13.4(a);

"Review Period" has the meaning as described in clause 4(b);

"Securities Act" means the U.S. Securities Act of 1933, as amended.

“Seller’s Certificate” has the meaning as described in clause 7.7(b);

"Seller's Knowledge" has the meaning as described in clause 5;

"Shares" has the meaning as described in the Recitals;

"Seller" means International Management Group GmbH;

"Seller's Account" has the meaning as described in clause 3.1(a);

"Signing Date" means the date of this Agreement;

"Statement of Objections" has the meaning as described in clause 4(c);

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

"Third Party Claim" has the meaning as described in clause 6.4;

"Threshold" has the meaning as described in clause 7.1(a);

"Working Capital" has the meaning as described in clause 4(a);

"2006 SPA" has the meaning as described in clause 6.4;

2.	SALE AND TRANSFER

2.1	Upon the terms and subject to the conditions set forth in this Agreement, the Seller sells the Shares to the Purchaser, who accepts this sale.

2.2
With legal effect as of the Closing and subject to the conditions precedent set forth in this Agreement, the Seller hereby assigns and transfers, by way of an assignment of all membership rights, the Shares to the Purchaser, who accepts this assignment and transfer. Subject to the conditions precedent set forth in this Agreement, all ancillary rights relating to the Shares transfer to the Purchaser, including, without limitation, the right to participate in the profits of the Company.

2.3
Subject to the terms and conditions of this Agreement, the transfer of the Shares contemplated by this Agreement shall legally take place at a closing (the “Closing”). Closing shall occur upon (i) fulfilment of the conditions set forth in clause 11 (but subject to the satisfaction or waiver of those conditions by the Party entitled to the benefit of such condition) in accordance with this Agreement and (ii) payment of the Purchase Price and the Reimbursement Payments in conformity with clause 3 (Übereignung Zug-um Zug), unless Seller and the Purchaser mutually agree upon another date in writing.  The date on which Closing occurs is referred to herein as the "Closing Date".

2.4
Commercially, such transfer of the Shares shall take place with economical effect as of 1 October 2009 ("Effective Date"), meaning in particular that the Seller shall be exclusively entitled to any profits attributable to any period before the Effective Date and the Purchaser shall be entitled to any profits attributable to any period after and including the Effective Date.

2.5	Closing and Post-Closing Deliveries

At the Closing and upon fulfilment of the conditions set forth in clause 11,

(a)	The Seller shall confirm in written form the resignations, effective as of the Closing, set forth in clause 13.1(a) and (b);

(b)	the Purchaser shall deliver or cause to be delivered to the Seller:

(i)	the Cash Consideration and the Reimbursement Payments (to the extent this has not already been received by the Seller); and

(ii)	an executed copy of the Promissory Notes.

Upon receipt of the Cash Consideration, the Reimbursement Payments and the Promissory Notes the ownership in the Shares and ancillary rights are transferred to the Purchaser.

2.6
Subject to clauses 2.2, 2.3, and 2.5, the Purchaser shall, promptly after the Closing Date, notify and confirm its acquisition of the Shares towards the Company by (i) delivering an executed copy of this Agreement to the management board of the Company; and by (ii) delivering a copy of the Seller's written confirmation of receipt the Purchase Price.

3.	PURCHASE PRICE

3.1
The purchase price for the Shares, which shall be subject to adjustment in accordance with clause 4, is divided into Cash Consideration and the Promissory Notes, together referred as the "Purchase Price".

(a)	Cash Consideration

The cash consideration for the Shares amounts to EUR 5,000,000 (in words: five million Euros) ("Cash Consideration").  The Purchaser’s reimbursement payment in consideration for the estimated working capital amount as set forth on Schedule 3 amounts to EUR 400,000 (in words: four hundred thousand Euros) and the Purchaser’s reimbursement payment in consideration for the Seller’s payment of certain fees and commissions amounts to EUR 300,000 (in words: three hundred thousand Euros) (together, the "Reimbursement Payments").  The Cash Consideration and the Reimbursement Payments must be transferred at Closing free and clear of costs and charges in immediately available funds to the following Seller's account ("Seller's Account"):

HSBC Trinkaus & Burkhardt AG

Sort Code: 30030880

Account Number: 11310001

Swift Code: TUBDDEDD

IBAN: DE29 3003 0880 0011 3100 01

(b)	Convertible Promissory Notes

At Closing, the Purchaser shall deliver to the Seller the Promissory Notes.

3.2	At Closing, the Seller shall confirm to the Purchaser the receipt of the Cash Consideration and the Promissory Notes.

3.3
The Purchaser and the Seller shall pay default interest on any amounts becoming due as from the relevant due date for payment until (and including) the day of actual receipt of payment at the rate of 16 percent p.a.

3.4	Any taxes (such as VAT, transfer taxes etc.) arising on the Purchase Price shall be borne by the Purchaser.

4.	PURCHASE PRICE ADJUSTMENT

The Purchase Price will be adjusted as follows ("Purchase Price Adjustment"):

(a)
As soon as reasonably practicable, but in no event later than sixty (60) days  after the Closing Date, in the case of the Closing Date being after 16 November 2009), the Purchaser shall cause the independent auditors of the Company to prepare, and deliver to the Seller, fully audited financial statements of the Company, and the corresponding calculation of the working capital of the Company in accordance with Schedule 3, as of 30 September 2009 close of business ("Working Capital").

(b)
Upon receipt of the calculation of the Working Capital, the Seller and the Sellers’ representatives shall be permitted during the succeeding thirty (30) days period ("Review Period") reasonable access at all reasonable times, during normal business hours, to personnel and the books and records of the Company, and, to the extent permitted by applicable law, the work papers prepared by the Purchaser, the Purchaser’s parent and/or their representatives and the independent auditors of the Company, in each case to the extent that they directly relate to the Company and to such historical financial information relating to the Company as the Seller may reasonably request for the purpose of reviewing the calculation of the Working Capital.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Purchaser shall be required to disclose any information to the Seller if such disclosure would contravene any applicable mandatory laws.

(c)
On or prior to the last day of the Review Period, the Seller may object to the calculation of the Working Capital by delivering to the Purchaser a written statement setting forth, in reasonable detail that puts the Purchaser in a position to conduct its own review, all of the Seller’s objections to the calculation of the Working Capital ("Statement of Objections"). If the Seller fails to deliver the Statement of Objections within the Review Period, the calculation of the Working Capital shall be deemed to have been accepted by the Seller and the calculation of the Working Capital shall be used in computing the Purchase Price Adjustment Amount (as defined below). If the Seller delivers the Statement of Objections within the Review Period, Seller and Purchaser shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the calculation of the Working Capital with such changes as agreed in writing by the Seller and the Purchaser shall be final and binding and shall be used in computing the Price Adjustment Amount. The parties agree that if they are in dispute over whether sufficient detail is contained in an alleged Statement of Objections, then the foregoing deemed acceptance shall not apply.

(d)
If the Seller and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections within 10 (ten) Business Days after the delivery of the Statement of Objections, then such matters shall, not later than 5 (five) Business Days after one of the Parties terminates discussions in writing with respect to the Statement of Objections, be submitted for resolution to Deloitte (unless such firm is then serving as the primary external accounting firm of one of the Parties, in which case the Parties shall mutually agree on another acceptable firm) ("Accounting Expert") who shall, acting as expert ("Schiedsgutachter") and not as arbitrator, resolve the disputes set forth in the Statement of Objections and make any adjustments to the calculation of the Working Capital. If the Parties do not agree to appoint an independent auditor within 3 weeks the Institute of German Auditors ("IDW e. V.") shall appoint an auditor to determine the Working Capital with binding effect.

(e)
Subject to, and to the extent permitted by, any applicable laws, the Seller and the Purchaser shall each make, and cause the Company to make, readily available to the Accounting Expert all relevant work papers and books and records relating to the Company, and those relating to the matters under discussion. Copies of all such materials and information provided by a party to the Accounting Expert shall be concurrently delivered to the other party to the proceeding.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Parties shall be required to disclose any information to the Seller if such disclosure would contravene any applicable mandatory laws.

(f)
The Parties shall jointly instruct the Accounting Expert to make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after its engagement and its resolution of the dispute and its adjustments to the calculation of the Working Capital shall be conclusive and binding upon the Parties hereto.

(g)	Within five (5) Business Days of the

(i)	acceptance of the calculation of the Working Capital by the Seller or

(ii)	the resolution of the Seller's objections in connection therewith or

(iii)	the issuance and receipt by both Parties of the Accounting Expert's determination of the Working Capital,

to the extent that the Working Capital is less than or more than the neutral level as described in Schedule 3 ("Neutral Level"),  the Purchase Price shall, on a Euro-for-Euro basis, be adjusted as follows:

a.	downward (if the Working Capital is lower than the Neutral Level) or

b.	upward (if the Working Capital is greater than the Neutral Level).

To the extent a downward Purchase Price Adjustment is warranted under this clause 4(g), the Purchaser shall be permitted to deduct an amount equal to the amount of such downward Purchase Price Adjustment from the principal amount of the Indemnity Promissory Note and, with respect to any amount exceeding the principal amount of the Indemnity Promissory Note, by demanding payment of such excess directly from the Seller, and the Seller hereby agrees to make any such payment within five (5) Business Days of any such demand. To the extent an upward Purchase Price Adjustment is warranted under this clause 4(g), the Purchaser shall pay to the Seller an amount equal to the amount of such upward Purchase Price Adjustment within five (5) Business Days of the calculation thereof.

(h)	The fees of the Accounting Expert shall be divided equally between the Seller and the Purchaser.

5.	SELLER'S REPRESENTATIONS

Subject to the remedies and limitations set out hereunder, in particular the remedies and limitations set out in clauses 6 and 7, the Seller hereby represents by way of an independent guarantee (selbständiges Garantieversprechen) in the meaning of section 311 para. 1 BGB that, (i) the statements made in clauses 5.1 (Incorporation of Seller), 5.2 (Incorporation of the Company), 5.3 (No Bankruptcy), 5.4 (Capitalisation and Title), 5.7 (Ordinary Course of Business), 5.8 (Material Agreements), 5.9 (Employees/Pensions), 5.11 (Accuracy of Information), 5.13 (Governmental Consents), 5.14 (Environmental Matters), 5.15 (Tax Matters), 5.16 (Real Property), 5.18 (Insurance), 5.20(a) (Absence of Residual Payment Obligations), 5.21 (No Conflict) and 5.22 (Restructuring) are true and correct as of the Signing Date and the Closing Date, and (ii) that each and any statements made in clauses 5.5 (Audited Accounts), 5.6 (Management Accounts), 5.10 (IP/IT), 5.12 (Litigation and Permits), 5.17 (Assets), 5.19 (Unlawful Behaviour) and 5.20 (Absence of Undisclosed Liabilities) are, to the Seller’s Knowledge, true and correct as of the Signing Date, it being understood that such statements shall not constitute a quality guarantee concerning the object of the purchase within the meaning of section 444 BGB (keine Garantie für die Beschaffenheit der Sache).

To the extent that any representation of the Seller set forth in this Agreement is qualified by the Seller’s Knowledge (defined below), only the personal, actual and positive knowledge (eigenes positives Wissen) of Messrs Robert Ponger, Stephen Bedborough, Carmi Zlotnik, Alexander Schaaf and Joerg Neuss and the knowledge they should have had, applying the diligence of a prudent business man on the Signing Date, shall be relevant ("Seller's Knowledge").

5.1	Incorporation of the Seller

The Seller is a private limited company, duly incorporated and validly existing under the laws of Germany. The execution and performance of this Agreement is within the corporate powers of the Seller, do not violate its articles of association and have been duly authorised by all necessary corporate actions.  The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and its stockholders.  This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Promissory Notes shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

5.2	Incorporation of the Company

The Company is duly incorporated and validly existing under the laws of the Federal Republic of Germany. The Company has requisite corporate power and authority to own its respective properties and assets and to conduct its respective business substantially in the form as conducted at the Signing Date. Except as indicated in the Audited Accounts, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  The Company is not a member of (nor is any part of the Business conducted through) any partnership nor is the Company a participant in any joint venture or similar arrangement.

5.3	No Bankruptcy or Judicial Composition Proceedings

No bankruptcy or judicial composition proceedings concerning the Seller or the Company have applied for, opened or rejected because of lack of assets, and no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings or which could pursuant to any applicable bankruptcy laws justify the voidance of this Agreement. In particular, the Company is not overindebted according to German Commercial Law and neither Seller nor the Company is illiquid, nor is illiquidity pending. Neither the Seller nor the Company have ceased or suspended payments.

5.4	Capitalization and Title

The statements made in the Preamble are correct. The Shares have been validly issued and fully paid up. Any contributions in kind made are fully valuable. No hidden contributions in kind have been made or contributions been repaid. There are no obligations to make additional contributions.  Other than the Shares, the Company has no other securities outstanding.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller or the Company to issue or sell any securities or any other interest in the Company and the Shares constitute all the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances.

The Seller is the sole owner of the Shares in legal and economic terms and owner of all rights related to the Shares. The Seller is free to dispose of the Shares at will, in particular without requiring the consent of third parties or thereby adversely affecting the rights of third parties, e.g. rights of first refusal or other preferential rights to purchase. There exist not rights in rem or other rights of third parties in or with regard to the Shares.

5.5	Audited Accounts

The Audited Accounts were prepared in accordance with the books of account and other financial records of the Company and represent in all respects fairly the financial condition and the results of operations of the Company respectively as at the respective date of and for the period referred to therein, all in accordance with German-GAAP (HGB), in all cases applied on a consistent basis.

5.6	Management Accounts

The Management Accounts have been properly prepared in a manner consistent with that adopted for management accounts in previous accounting periods and, having regard to the purpose for which they are prepared, do not materially misstate the position of the Company and do not materially overstate or materially understate the liabilities, profits or losses of the Company in respect of the period to which they relate.  All receivables reflected on Schedule 13 or arising from the Signing Date until the Closing are or will be good and have been collected or will be collected without resort to litigation or extraordinary collection activity , within 120 days after the Closing Date.

5.7	Ordinary Course of Business

Except as set forth in Schedule 4, from (i) the date of the Audited Accounts with respect to (a) below and from (ii) the Signing Date with respect to (b) to (m) below, each until the Closing Date, the Seller has procured to the extent legally possible, that the business operations of the Company have been conducted in the ordinary course of business and substantially in the same manner as before, and there has been no material adverse change with respect to the business taken as a whole. Without prejudice of the foregoing the Seller has procured to the extent legally possible that the Company has not, other than in the ordinary course of business, substantially in the same manner as before and without material adverse change with respect to the business taken as a whole:

(a)	issued any share capital (or any option, warrant or other right to acquire the same), other securities or similar interest;

(b)	declared, made or paid any dividend or any other distribution;

(c)	undertaken to make any capital expenditure or entered into any contract or commitment outside the ordinary course of business;

(d)	acquired or disposed of any fixed or intangible assets relating to its business outside the ordinary course of business and other than at arm's length conditions;

(e)	incurred any indebtedness vis-à-vis third parties except as in the ordinary course of business;

(f)	made any advance or extended any loan to any third party outside the ordinary course of business;

(g)	amended or restated any of its organizational documents

(h)	amended, restated or terminated any Material Agreement;

(i)	granted or announced any increase in the salaries, bonuses or other benefits payable by the Company to any of the employees of the Company;

(j)	changed any method of accounting or accounting practice or policy used by the Company; or

(k)	failed to exercise any rights of renewal with respect to any material leased real property that by its terms would otherwise expire;

(l)	settled or compromised any material claims of the Company; or

(m)	agreed to take any of the actions specified in clause 5.7(a) to (l), except as contemplated by this Agreement and the Promissory Notes.

5.8	Material Agreements

Schedule 5 contains a list of all material agreements as described below to which the Company, as of the date of this Agreement, is a party and of which the main obligations have not yet been completely fulfilled (hereinafter referred to as the "Material Agreements"):

(a)
rental and lease agreements relating to real estate, premises or tangible assets which, individually, provide for annual payments of EUR 10,000 or more and which cannot be terminated by the Company on (i) twelve months or less notice or (ii) without penalty;

(b)	loan agreements or any other instruments of debt involving any third party, individually, an amount of EUR 5,000 or more;

(c)	guarantees, indemnities, and suretyships issued for any debt of any third party ;

(d)
any continuing obligations (Dauerschuldverhältnisse) which cannot be terminated with effect as of or prior to the Effective Date and which provide for annual obligations of the Company in excess of EUR 60,000;

(e)	to the Seller's Knowledge, software contracts or any other agreements exceeding an amount of EUR 3,000 per month ;

(f)	customer or supplier contracts exceeding an amount of EUR 7,500 per month;

(g)	insurances which provide for annual obligations of the Company in excess of EUR 1,000;

(h)	contracts between or among the Company, on the one hand, and the Seller or any affiliate of the Seller, on the other hand;

(i)	contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time; and

(j)	all contracts with any governmental authority.

Subject to any qualification set out in Schedule 5, each of the Material Agreements is valid and binding on the parties thereto and is in full force and effect, and the Company have received no notice of termination and the Company is not in any material breach of any of the Material Agreements. To the Seller’s Knowledge, no other party to any Material Agreement is in breach thereof or default thereunder and none of the Seller or the Company has received any notice of termination, cancellation, breach or default under any Material Agreement.  The Seller has made available to the Purchaser true and complete copies of all Material Agreements.

5.9	Employees/Pensions

(a)
Schedule 6(a) contains a complete and correct list of the Company's board members (Vorstände) and employees including information concerning the date of birth, company seniority, position and status, all salary entitlements (including but not limited to performance-related payments, bonuses, gratifications and any other benefits) as of the Signing Date.

(b)	As of the Signing Date only:

(i)	all employees of the Company are listed in Schedule 6(a), and such list is complete and correct;

(ii)
according to the state of German law as of the Signing Date, no other employees of the Company exist, and in particular all freelancers, sales agents (Handelsvertreter), financial consultants (Finanzberater), other consultants and independent service providers or other self-employed persons treated by the Company as such are not fictitious employees (Scheinselbständige) and in particular no social security contributions (Sozialbeiträge), wage tax (Lohnsteuer), liability payments (Haftungsbeträge) or similar tax or wage payments have to be paid or withheld by the Company for such freelancers, sales agents and independent service providers for the period before the Signing date nor are any of such freelancers, sales agents and independent service providers eligible for any rights resulting from any employment relationship with the Company including but not limited to any rights under the Termination Protection Act (Kündigungsschutzgesetz) or any other right under mandatory employment law.

(iii)
Schedule 6(b) contains a complete and correct list of all sales agents (Handelsvertreter), financial consultants (Finanzberater) and any other consultants, freelancers or other self-employed persons including information concerning the age, length of service, and average annual income as of the Signing Date.

The Seller does not give any representation or warranty with respect to any classification of sales agents (Handelsvertreter) financial consultants (Finanzberater), other consultants, freelancers and independent service providers or other self-employed persons as fictitious employees (scheinselbständig) or any cost or damage resulting from fictitious employment (Scheinselbständigkeit) to the extent that such classification or such costs or damage results from any change of statutory law after the Signing Date.

(c)
All contractual claims of employees (including but not limited to salary and bonus entitlements, lump-sum payments, special benefits, compensation claims in respect of possible employee inventions, compensation payments etc.) arising from and in connection with the employment contracts with the Company's board members and employees as listed in Schedule 6(a) as well as all contractual claims of sales agents (Handelsvertreter), financial consultants (Finanzberater), other consultants, freelancers and independent service providers or other self-employed persons as listed in Schedule 6(b) have been duly fulfilled by the Company as of the Signing Date or have been duly reserved against in the Financial Statements. This applies as well to all employment contracts with former board members and employees of the Company as well as to all contracts with former sales agents (Handelsvertreter), financial consultants (Finanzberater), other consultants, freelancers and independent service providers or other self-employed persons which had been terminated (beendet) prior to the Signing Date.

(d)	Except for as referred to in Schedule 9 (Litigation), there are no facts based on acts of or omissions by the Company from which a material claim by any of the employees can be derived.

(e)
Neither collective bargaining agreements (Tarifverträge) nor works agreements (Betriebsvereinbarungen) nor works practices (betriebliche Übung) nor collective promises (Gesamtzusagen) are applicable to the employment contracts with board members and employees.

(f)
No pension claims or expectations of any kind exist except for pension schemes financed by way of salary deductions (Gehaltsumwandlung) as listed in Schedule 6(a). All contributions and other payments to employees or former employees related to any funded benefit schemes (including defined benefit or contribution schemes and payments to insurance companies) financed by way of salary deductions (Gehaltsumwandlung) are paid or deducted in a duly manner in accordance with the requirements of any mandatory law. No such benefit schemes financed by way of salary deductions are based on zillmerised life insurance conditions (gezillmerte Tarife).

(g)
The Company has complied in all material respects with the requirements in matters of social security contributions (Sozialbeiträge), wage tax (Lohnsteuer), liability payments (Haftungsbeträge), or similar duties under public law concerning board members and employees.

(h)	No labour disputes exist up to the Signing Date.

(i)	Rob Ponger and Steve Bedborough are not entitled to any renumeration or benefits etc. resulting from their position as members of the board of directors.

(j)
The Board Members Service Agreement (concluded between Mr Fröhlich and the seller) dated 22 December 2006 is the sole existing agreement and does contain all conditions and benefits Mr Fröhlich is entitled to in respect of his position as member of the board of directors. Neither additional oral or written agreements are applicable; no Change-of-Control-Clause providing for special rights in connection with a change-of-control (in particular termination rights, obligation for compensation payments etc.) has been agreed.

5.10	IP/IT

Schedule 7 contains a correct and complete list of all industrial property rights, in particular patents, patent applications, trademarks, trademark applications, utility models, utility model applications, industrial designs, industrial design applications, as well as of domain names, uniform resource locators, any rights on/to software and copyrights (including copyrights on software) (the aforementioned rights collectively the "IP Rights") related to the Business and (in the case of part A of Schedule 7) owned by the Company or applied for registration in ownership of the Company, or (in the case of part B of Schedule 7) licensed by the Company from third parties.

Subject in each case to the provisions of Schedule 7;

(a)
the Company is the sole unrestricted legal and beneficial owner (rechtlicher und wirtschaftlicher Eigentümer) of the IP Rights listed in part A of Schedule 7; The Company has possession and control of the source code and comprehensive documentation of all software in which the Company has any rights; all documents, tools, software and other know-how necessary to maintain, develop and operate the software are available at the Company. No third party has the right to gain access to any source code of the Company under the terms of source code deposit agreements or otherwise and no third party has access or control of any source code of the Company.

(b)
all software is functioning properly and materially in accordance with all applicable specifications. None of the intellectual property rights other than the Company IP rights are currently used by the Company to conduct the Company business as it has been conducted in the past.

(c)
no IP Right listed in Part A of Schedule 7 (i) is encumbered with any rights of any third party or (ii) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any Encumbrances;

(d)
the Company has properly maintained, the IP Rights listed in Schedule 7 and the IP Rights are properly registered and are not subject to any injunction, judgement, order, decree, ruling, charge, cancellation, opposition or total or partial nullification proceedings, and all registration fees have been timely paid;

(e)	no Action, proceeding, or investigation exists or is pending, or threatened which challenges the legality, validity, enforceability, use or ownership of the IP Rights;

(f)	no trade mark rights, domain rights or software rights other than the IP Rights listed in Schedule 7 (unless otherwise provided therein) are necessary to continue the Business as currently conducted;

(g)	the IP Rights listed in Schedule 7 are not challenged by any third party, no challenge has been threatened and there are no circumstances which would give rise to a challenge;

(h)	the Business as currently conducted by the Company does not infringe any trade mark rights, domain rights or software rights of any third party and no such infringement has been asserted;

(i)	no third party infringes any of the IP Rights listed in part A of Schedule 7.

(j)
the Company or Company’s employees have, on the basis of open source software (OSS) developed the programs listed in Schedule 7 and there is, as of the Signing Date, no breach of any OSS related obligation, rights or licence by the Company.

(k)
the Company has not granted any exclusive rights for the usage of IP Rights owned by third parties, in particular none of the clients of the Company is entitled to claim an infringement by the Company of trade mark rights with respect to certain products or regions;

(l)
none of the contracts concluded by the Company with third parties governing the usage of IP Rights (i) contains any provisions entitling such third party to terminate the respective contract or (ii) provides other legal consequences, each in case the ownership in the Company changes (Change-of-Control-Clauses), except those disclosed in Schedule 7;

(m)
any and all rights (including expectancy rights) with respect to the IP Rights of persons, in particular employees, board members, freelancers, etc. of the Company or any third parties, having contributed to the development and creation of the IP Rights have duly, completely, exclusively and without limitations been transferred to the Company to the extent legally possibly.

(n)	There are no compliance measures by data protection authorities pending against the Company and no such compliance measures have been taken during the three (3) years preceding the Signing Date.

(o)	The Company has valid agreements with third parties to operate, maintain or support its information technology.

5.11	Accuracy of Information

All information disclosed to the Purchaser and its advisors by the Seller in the data room documents listed in the data room index or contained in the data room DVD, both attached (in case of the DVD as soon as possible after the Signing Date, if necessary) hereto as Schedule 8 is complete in the sense that the copies do not deviate from the originals and do not omit any material information which the Seller would in its reasonable judgement consider as material.

5.12	Litigation and Permits

Except for those Actions disclosed in Schedule 9, there are no Actions before a court of justice, arbitration panel or an administrative authority involving an amount in dispute (Streitwert) exceeding EUR 25,000 in each individual case pending (rechtshängig) or, to Seller's Knowledge, threatened in writing to be filed against the Company or the Seller or any affiliate thereof and relating to the Business or the Company or affecting any of the Assets or the Business.  None of the matters disclosed in Schedule 9 has or has had a material adverse effect on the Business or could affect the legality, validity or enforceability of this Agreement, the Promissory Notes or the consummation of the transactions contemplated hereby or thereby.  Except as disclosed in Schedule 9, none of the Seller, or the Company or any of their respective assets or properties is subject to any governmental order (nor, to the Seller’s Knowledge, are there any such governmental orders threatened to be imposed by any governmental authority) which has or has had a material adverse effect on the Business or could affect the legality, validity or enforceability of this Agreement, the Promissory Notes or the consummation of the transactions contemplated hereby or thereby.  The Company is in possession of all governmental permits statutorily required to operate its business as conducted at Signing Date.  To the Seller’s Knowledge no circumstances exist which could result in a limitation of such permits.

5.13	Governmental Consents and Approvals

The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority, except for those consents and approvals described in this Agreement or any US or cartel law matter applicable to the Purchaser or its acquisition of the Shares, if any.

5.14	Environmental Matters

The Company is in compliance with all applicable environmental laws and has obtained and are in compliance with all applicable environmental permits.  There are no written claims pursuant to any environmental law pending or, to the Seller’s Knowledge, threatened, against the Company.

5.15	Tax Matters

All Tax Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained); (b) all taxes shown to be payable on such tax returns have been paid or will be timely paid; (c) no deficiency for any material amount of tax has been asserted or assessed by a governmental authority in writing against the Company that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any assets or properties of the Company; and (e) the Company is not subject to any accumulated earnings tax or personal holding company tax.

5.16	Real Property

The Company does not own any real property.  The data room contains  true and complete copies of the leases in effect at the Signing Date relating to the real property leased by or on behalf of the Company and there has not been any sublease or assignment entered into by the Company in respect of the leases relating to any such leased real property.  The 2010 Budget provided to the Purchaser did not include Seller subsidies of the Company’s rent.

5.17	Assets

The Company owns, leases or has the legal right to use all the properties and assets,  used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Business, all of which properties, assets and rights constitute assets and properties of the Company.  The Company has good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all such assets, free and clear of all Encumbrances.  The assets and properties of the Company constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Effective Date, the Seller has, to the extent legally possible, caused the assets and properties of the Company to be maintained in accordance with good business practice, and all the assets and property of the Company are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

5.18	Insurance

All material assets, properties and risks of the Company  have been covered since 1 January 2007 by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favour of the Seller’s group of companies (and therefore indirectly in favour of the Company) in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company. The Seller will maintain such insurance cover until Closing, as of which such insurance cover shall be replaced by the Purchaser or the Company at their sole discretion.

5.19
None of the Seller or the Company or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has:  (a) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any unlawful fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or governmental authority, in the United States or any other country, which is in any manner illegal under any law of the United States or any other country having jurisdiction; or (c) made any unlawful payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any such customer or officer, director, partner, employee or agent for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

5.20	Absence of Undisclosed Liabilities

There are no Liabilities of the Company with material adverse effect with respect to the continuance of the Business taken as a whole, other than Liabilities (i) reflected or reserved against in the Audited Accounts or the Management Accounts or (ii) incurred since the date of most recent Audited Accounts in the ordinary course of business, consistent with past practice, of the Company.

5.20(a)                     Absence of Residual Payment Obligations

Under the lease agreements concluded by the Company heretofore, there are neither special payment obligations outside of the normal operating course nor any end-of-term balloon payment obligations (Sonderzahlungen).  For the avoidance of doubt payment obligations under this clause 5.20(a) shall include payment obligations of the Company which are heretofore finally agreed upon but which have yet to become due and payable and the Purchaser shall be entitled to claim with respect to such payment obligations under this clause 5.20(a)and in accordance with this Agreement prior to their respective due dates, to the extent these payment obligations are not caused or increased by the Company or the Purchaser after Closing, subject to a discounted interest of 5% p.a. to be calculated for the time period until the due date.

5.21	No Conflict

All filings and notifications required to be made in connection with the transactions contemplated by this Agreement by the Seller or the Company have been made and any waiting period applicable to the Seller or the Company has expired or been terminated, and except as may result from any facts or circumstances not directly relating to the Seller or the Company as such and beyond their control and knowledge,  the execution, delivery and performance of this Agreement by the Seller do not and will not (i) violate, conflict with or result in the breach of its organizational documents or those of the Company, (ii) conflict with or violate any applicable law or governmental order applicable to the Seller or the Company or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notification under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller or the Company is a party. In particular, the above Seller warranty shall not apply with respect to any issues arising from cartel law and US law, including in particular the laws and regulations applicable to the Promissory Notes.

5.22	Purchase Entirely for Own Account

Except as otherwise contemplated in the Promissory Notes or any related document, this Agreement is made with the Seller in reliance upon the Seller’s representation to the Purchaser, which by the Seller’s execution of this Agreement, the Seller hereby confirms, that the Promissory Notes will be acquired for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third party, with respect to the Promissory Notes.  The Seller has not been formed for the specific purpose of acquiring the Promissory Notes.

5.23	Disclosure of Information

The Seller has had an opportunity to discuss the Purchaser’s business, management, financial affairs and the terms and conditions of the offering of the Promissory Notes with the Purchaser’s management and has had an opportunity to review the Purchaser’s facilities.

5.24	No Public Market

The Seller understands that no public market now exists for the Pro, and that the Purchaser has made no assurances that a public market will ever exist for the Promissory Notes.

5.25	Legends

The Seller understands that the Promissory Notes and any securities issued upon conversion of the Promissory Notes, may bear one or all of the following legends:

(a)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)	Any legend set forth in, or required by, the other Promissory Notes.

(c)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Promissory Notes represented by the certificate so legended.

5.26	Accredited Investor

The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.27	No General Solicitation

Neither the Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Promissory Notes.

5.28	No Broker

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Promissory Notes based upon arrangements made by or on behalf of the Seller.  The Seller shall pay any such fee or commission as they become due.

5.29	Disclaimer of the Seller

The Parties hereby explicitly confirm that Seller makes no other representations. In particular, the Parties agree that, to the extent not provided differently under this Agreement the Purchaser shall acquire the Shares without reliance upon any express or implied representations, warranties or guarantees of any nature made by or on behalf of or imputed to the Seller except for the Seller's representations explicitly included in this Agreement.

6.	REMEDIES

6.1
~~1.41~~ In the event of any breach or non-fulfilment by the Seller of any of the Seller’s representations, warranties, covenants or agreements set forth in this Agreement ("Breach"), and, if such Breach is capable of being cured, to the extent that the Seller has not cured the Breach accordingly within a period of one month after receipt of the notice provided for in clause 6.2, the Seller shall put the Purchaser into the position that it would have been in if the Breach had not occurred (restitution in kind; Naturalrestitution), or, at the Seller's discretion, pay to the Purchaser (or any of its and its affiliates, officers, directors, employees, agents, successors and assigns, as appropriate) monetary damages (Schadensersatz in Geld) in the amount of any Losses incurred or suffered by the Purchaser as a result of such Breach ("Purchaser Claim"). "Losses" shall mean all direct and actual damages, losses and costs as well as expenses (including attorneys’ and consultants’ fees and expenses), frustrated expenses and taxes, each to the extent actually incurred and clearly and exclusively linked with such Purchaser Claim, but excluding any other consequential and indirect damages, lost profits, internal costs such as, e.g., administration and overhead costs or any losses based on the argument that the Purchase Price for the Shares was calculated on the basis of incorrect assumptions or information.  The statutory rules regarding mitigation of damage (Schadensminderung) and set-off of benefits (Vorteilsausgleichung) pursuant to sec. 249 et seq. BGB shall apply.

6.2
If a Breach occurs, the Purchaser shall notify the Seller of such Breach within a reasonable period after the discovery of such Breach, stating the nature thereof and, to the extent feasible, the estimated amount involved and thereafter keep the Seller reasonably informed of all developments in relation thereto. Without prejudice to the existence of the alleged Purchaser Claim in question, the Purchaser shall allow the Seller and its advisors to reasonably investigate the matter or circumstance alleged to give rise to the Purchaser Claim, and whether and to what extent any amount is payable in respect of the Purchaser Claim. Any claim of the Purchaser hereunder shall be excluded if a Breach was not notified to the Seller within 60 days after the discovery of such Breach.

6.3
To the extent any remedial action requires the cooperation of the Purchaser, the Purchaser shall take all steps which the Seller may reasonably request from the Purchaser for the purpose of such remedial action.

6.4
If (i) any third party sues or threatens to sue the Purchaser or the Company, (ii) any governmental authority issues or threatens to issue a decision, order, decree, complaint , tax assessment or injunction against the Purchaser or the Company, or (iii) the Purchaser or the Company is subject to any audit or examination by a governmental authority or any Action, and (i) to (iii) may give rise to a Purchaser Claim ("Third Party Claim"), the Purchaser shall promptly notify the Seller of such Third Party Claim. The Purchaser shall provide the Seller upon the request of the Seller and without undue delay with any information and assistance as the Seller or their advisors may reasonably request to investigate the Third Party Claim. This shall include the opportunity to discuss with the Purchaser any measures which the Seller proposes to take in connection with the Third Party Claim.  Without the prior written approval of the Seller, the Purchaser shall not compromise, dispose of or settle any Third Party Claim or assume any liability in connection with any Third Party Claim.  Costs and expenses reasonably incurred by the Seller in defending and investigating such Third Party Claim shall be borne by the Seller, provided however that to the extent a Breach does not exist, any such costs and expenses, also including those reasonably incurred by the Seller, shall be borne by the Purchaser.

With respect to any tax related Third Party Claim in relation to which the Seller itself may be entitled to any indemnification or other claim under the SPA by which the Seller had acquired the Company in 2006 (the "2006 SPA"), the Purchaser shall cooperate with the Seller and the Seller's vendor to the extent reasonably possible, including by way of access to information and the granting of procedural rights, to ensure that the Seller can fully benefit from the existing protection of the Seller under the 2006 SPA.

6.5
The Parties agree that the rights and remedies which the Purchaser may have against the Seller for a breach of any obligation set out in this Agreement or any agreement referred to herein shall be exclusively governed by this Agreement. Except for any Purchaser Claim or any claims for specific performance in accordance with the terms of this Agreement, all rights and remedies of any legal nature which the Purchaser may otherwise have against the Seller in connection with this Agreement shall be excluded. This shall in particular apply to:

(a)	any right to withdraw from (zurücktreten), or otherwise terminate, this Agreement; and

(b)	any right to reduce the Purchase Price (Minderung);

(c)	any claims for breach of pre-contractual obligations; and

(d)	any claims under tort (Ansprüche aus Delikt), except for claims for wilful deceit or other intentional breaches of contract.

7.	LIMITATIONS

7.1
The Purchaser shall only be entitled to any claim under this Agreement, including, among others any claim the Purchaser may have against the Seller as a consequence of the Additional Agreements provided for in clause 10, if and only to the extent that, after application of the terms and conditions (including limitations and exclusions) set forth in this clause 7:

(a)	it is an individual claim which exceeds an amount of EUR 35,000 (in words: Euro thirty five thousand) excluding interests, costs and expenses in each individual case ("Threshold"), and

(b)
the cumulative and aggregated amount of all Losses exceeds the sum of EUR 150,000 (in words: Euro one hundred fifty thousand) in the aggregate (such amount, the “Basket”), it being understood that in calculating the Basket the amounts exempted under clause (a) above shall not be included. As soon as the amount of damages exceeds the Basket, the obligation of the Seller to pay any indemnification shall not only be with respect to the amount of damages which is in excess of the Basket, but from the first EURO on a EURO-to-EURO basis.

The Threshold and Basket shall not apply with respect to any Purchaser Claim in relation to clauses 4(h) [Fees of Accounting Expert], 5.20(a) [Absence of Residual Payment Obligations], 5.28 [No Broker], 10.5 [Restructuring/Transitional Cost], 14.1 [Costs] and any other Breach by the Seller of a payment covenant (as opposed to a Breach of a representation or warranty) that is expressly set forth in this Agreement.

7.2
Notwithstanding any other provision of this Agreement, all claims of the Purchaser vis-à-vis the Seller based on a Breach of the Seller shall be limited to a maximum aggregate amount of EUR 5,000,000 (“Cap”).

7.3	This clause 7.3 is deliberately left blank.

7.4	The Purchaser shall not be entitled to make any Purchaser Claim under this Agreement:

(a)
to the extent that any such Purchaser Claim arises as a result only of any change in (or in the judicial interpretation of) law or an enactment or repeal of legislation or regulation, or the introduction, change in or cessation of the published practice of any taxation authority taking effect after the Signing Date, whether or not the change proposes to be effective retrospectively in whole or in part;

(b)	to the extent that the amount of the Purchaser Claim is actually recovered from a third party or under an insurance policy;

(c)
to the extent that any such Purchaser Claim arises as a result of a circumstance which (i) circumstance arose with the consent of the Purchaser and (ii) which result could reasonably have been anticipated by the Purchaser when giving his consent.

(d)
to the extent the Purchaser was actually aware either of the claim or the facts, matters and circumstances constituting such claim. Facts, matters and circumstances disclosed in this Agreement and/or its schedules or exhibits or contained in the data room documents listed in the data room or contained in the data room DVD both attached (in case of the DVD as soon as possible after the Signing Date, if necessary) hereto as Schedule 8, or matters in the public domain are deemed to be actually known by the Purchaser. The knowledge of the Purchaser's managing directors', advisors and those of their respective employees who were engaged in reviewing and carrying out the due diligence and the knowledge they should have had, applying the diligence of a prudent business man on the Signing Date, shall be imputed to the Purchaser.

(e)
to the extent that the claim is in connection with the fact that so called “open source” software has been used in the creation of parts of the IP Rights or in conjunction with software written on behalf of the Company;

(f)
to the extent it relates to any right of any current or past employee of the Company to claim an entitlement to reasonable remuneration in respect of any future application by the Company for a patent.

7.5
All Purchaser Claims shall be time-barred 18 months after the Closing Date with the exception of (i) any claims under clause 5.15 which shall be time-barred six months after the relevant tax assessment has become final and binding; and (ii) any claims under clause 5.4 which shall be time-barred 5 years after the Closing Date.  Notwithstanding the foregoing, no Purchaser Claim shall be time-barred if written notice of such Purchaser Claim has been given in accordance with clause 6.2 prior to the expiration of the applicable period set forth in the foregoing sentence, provided, however, that – subject to any other agreement between the Parties - proper legal action will be filed with the competent court or Arbitration Tribunal by the Purchaser against the Seller in relation to such Purchaser Claim within a period of three (3) months after such notice.

7.6
The limitations on liability set forth herein shall not apply to any claims of the Purchaser against the Seller arising as a result of intentional breaches of contract by and/or fraudulent behaviour of the Seller.

7.7	Deduction from Indemnity Promissory Note

(a)
If the Purchaser believes that it is entitled to a Purchaser Claim in accordance with the provisions of this Agreement the Purchaser may deliver to the Seller a certificate of the Purchaser (a “Purchaser’s Certificate”), which Purchaser’s Certificate shall:

(i)	state that the Purchaser has paid or incurred a Loss and is entitled to payment under clause 6 (an “Indemnification Item”);

(ii)	state the aggregate amount of each such Indemnification Item; and

(iii)	specify in reasonable detail the nature and amount of each individual Indemnification Item.

(b)
If the Seller shall object to any amount claimed in connection with any Indemnification Item specified in any Purchaser’s Certificate, the Seller shall, within 10 Business Days after delivery by the Purchaser to the Seller of such Purchaser’s Certificate, deliver to the Purchaser a certificate of the Seller, (a “Seller’s Certificate”) (i) specifying each such amount to which the Seller objects and (ii) specifying in reasonable detail the nature and basis for each such objection.  If the Purchaser shall not have received a Seller’s Certificate objecting to the amount claimed with respect to an Indemnification Item within 10 Business Days after delivery to the Seller of a Purchaser’s Certificate specifying such Indemnification Item, the Seller shall be deemed to have acknowledged the correctness of the amount claimed on such Purchaser’s Certificate with respect to such Indemnification Item, (the “Amount Claimed”) and, notwithstanding anything to the contrary set forth in this Agreement or in the Indemnity Promissory Note, the Purchaser shall be permitted to deduct the Amount Claimed   from the then outstanding value of the Indemnity Promissory Note  (the “Outstanding IPN Value”).

(c)
If the Purchaser shall receive, within 10 Business Days after delivery to the Seller of a Purchaser’s Certificate, a Seller’s Certificate objecting to the amount claimed with respect to any Indemnification Item specified in such Purchaser’s Certificate, the Seller and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto.  If the Seller and the Purchaser are unable to reach a resolution with such effect within 10 Business Days after the receipt by the Purchaser of the Seller’s written notice of dispute, the Seller and the Purchaser shall submit the Indemnification Items remaining in dispute for resolution to an independent person or entity with experience resolving disputes of such nature that is mutually satisfactory to the Seller and the Purchaser (“Independent Person”), which shall, within 20 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed Indemnification Items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. Notwithstanding anything to the contrary set forth in this Agreement or in the Indemnity Promissory Note, the Purchaser shall be permitted to deduct an amount equal to the appropriate portion of the Amount Claimed (whether it be in whole or in part) as resolved in its favor by mutual agreement of the parties or by the Independent Person from the then Outstanding IPN Value of  the Indemnity Promissory Note.

(d)
The fees and disbursements of the Independent Person shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Person that is unsuccessfully disputed by each such party (as finally determined by the Independent Person) bears to the total amount of such remaining disputed items so submitted.

(e)	The procedure set out in this clause 7.7 may continue to be used by the Purchaser until the entire Outstanding IPN Value of the Indemnification Promissory Note has been reduced to zero.

(f)
For the avoidance of doubt, the size of any Amount Claimed under any Purchaser Certificate shall not exceed the then Outstanding IPN Value, and instead,  if the Purchaser wishes to claim for any alleged Loss which exceeds the then Outstanding IPN Value of the Indemnification Promissory Note, the Purchaser may only pursue such a claim as a Purchaser Claim as provided for in the remainder of this Agreement, and not as provided for in this clause 7.7, including without limitation, by submitting such Purchaser Claim to binding arbitration under clause 17.1.

8.	PURCHASER GUARANTEES

8.1	Organisation and existence of Purchaser

The Purchaser is duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and the Promissory Notes, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

8.2	Power and authority; authorisations

The execution and performance by the Purchaser of this Agreement and the Promissory Notes and the consummation of the transaction contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on part of the Purchaser and do not require any approval by any authority and/or third party.

The execution and performance by the Purchaser of this Agreement, the Promissory Notes, and the consummation of the transaction contemplated herein do not (i) violate the articles of association or by-laws of the Purchaser or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Purchaser, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against, the Purchaser before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transactions contemplated herein.

8.3
The Purchaser has sufficient immediately available funds or binding financing commitments to pay the Immediate Cash Consideration and to make all other payments required to be made under or in connection with this Agreement and under the Promissory Notes.  The Purchaser has and will have no demands or obligations that will render the Purchaser unable to fulfil any payment obligations under the Promissory Notes as they fall due.

8.4
Based on its due diligence the Purchaser is, at the Signing Date, not positively aware of any facts or circumstances that could give rise to claims against the Sellers pursuant to this Agreement. The Purchaser shall inform the Seller without undue delay of any possible liability of the Seller towards the Purchaser under this Agreement the Purchaser becomes aware of until the Closing Date.

9.	PURCHASER'S GUARANTOR

9.1
Purchaser's Guarantor hereby irrevocably and unconditionally represents by way of an independent guarantee the due and timely performance and observance by the Purchaser of its payment obligations under the Promissory Notes and shall indemnify the Seller from any reasonable claims, losses, costs and expenses (including fees of legal or other consultants) incurred by the Seller as a result of or in connection with any failure by the Purchaser to perform and/or to observe any such obligations.  For the avoidance of doubt, the Purchaser’s Guarantor’s obligations hereunder shall terminate immediately upon satisfaction in full of the Purchaser’s obligations under the Promissory Notes.

9.2	Purchaser's Guarantor hereby explicitly waives any defences against the Seller arising from the internal relationship (Deckungsverhältnis) between Purchaser's Guarantor and the Purchaser.

9.3	The Purchaser’s Guarantor hereby represents by way of an independent guarantee (selbständiges Garantieversprechen) in the meaning of section 311 para. 1 BGB that:

(a)	the PG Financial Statement is accurate is all material respects;

(b)
the Purchaser’s Guarantor is not subject to any agreement or obligation that may result in the Purchaser’s Guarantor being unable to fulfil his guarantee obligations as set out in this clause 9 whenever they may arise.

10.	ADDITIONAL AGREEMENTS

10.1	Access to Information

From the Signing Date until the Closing, upon reasonable notice, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall, to the extent legally possible, cause the Company and each of the Company’s officers, directors, employees, agents, representatives, accountants and counsel to:  (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Seller and the Company who have any knowledge relating to the Company or the Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

10.2	Regulatory and Other Authorizations; Notices and Consents

The Seller shall use its reasonable efforts to obtain (or cause, to the extent legally permissible, the Company to obtain) all authorizations, consents, orders and approvals of all governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will reasonably cooperate with the Purchaser in seeking to obtain all such authorizations, consents, orders and approvals without undue delay.  The Seller shall or shall, to the extent legally permissible, cause the Company to give without undue delay such notices to third parties and use its or its reasonable efforts to obtain such third party consents as the Purchaser and the Seller may in their  joint reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

10.3	Notice of Developments

Prior to the Closing, the Seller shall without undue delay notify the Purchaser in writing of (a) all material events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which, in the Seller's reasonable judgement, could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could, in the Seller's reasonable judgement, have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect and (b) all other material developments which become part of the Seller's Knowledge, affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, or prospects of the Company to a material extent and outside the ordinary course of business.

10.4	Further Action

Each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

10.5	Restructuring/Transitional Cost

The restructuring and transitional costs – including and limited to any actual cost directly resulting from, ongoing financial resource support, support with regard to the SAP system transition, support of personnel that the Purchaser requests in any ongoing negotiations with Vodafone Group that occurs on or after Closing, access to key persons supporting the restructuring and transition, support with regard to the rental payments until the end of 2009 and anything else the Parties shall reasonably agree on to form part of the restructuring and transitional cost – shall be shared equally between the Parties, provided, however, that the Seller's share shall not exceed EUR 75,000.

11.	CLOSING CONDITIONS

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or written waiver by the purchaser, at or prior to the Closing, of each of the following conditions:

(i)	The Purchaser shall have received a copy of a binding agreement, between the Company and Vodafone essentially consistent with the head of terms attached as Schedule 10;

(ii)	The Purchase shall have received the resignations, effective as of the Closing, set forth in clauses 13.1(a) and 13.1(b); and

(iii)
The Purchaser shall have received the consent by the shareholders' meeting required to the transfer the Shares under sec. 3 par. 2 of the Company's articles of association, a draft of which is attached as Schedule 2.

(iv)	The Purchaser shall have received a supervisory board resolution of the Company confirming the appointment of Arnd Fröhlich to the management board, a draft of which is attached as Schedule 12.

12.	TERMINATION

12.1	This Agreement may be terminated at any time prior to the Closing:

(a)	by the Purchaser or the Seller individually, if the Closing shall not have occurred by 30 November 2009;

(b)	by the mutual written consent of the Seller and the Purchaser.

12.2	Effect of Termination

In the event of termination of this Agreement as provided in clause 12.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party hereto from liability for any breach of this Agreement.

13.	RESIGNATIONS AND POST CLOSING OBLIGATIONS

13.1	Resignations

(a)	Resignation Letters Supervisory Board

The Seller shall deliver the written resignations – effective as of Closing Date - of Joerg Neuss, Carmi Zlotnik and Dave Shield, all members of the supervisory board of the Company as set out in Schedule 12 A-C.

(b)	Resignation Letters Management Board

(c)
The Seller shall deliver the written resignations – effective as of Closing Date - of Rob Ponger and Steve Bedborough, members of the management board of the Company, as set out in Schedule 12 D-E.Appointment of new Board Members

The Purchaser acknowledges that as a consequence of such resignations it should immediately appoint new board members to avoid any negative impact on the Company.

(d)	Resolution formally granting Discharge (Entlastung)

The Purchaser shall, in the first shareholders' meeting after the Closing Date or as soon as possible thereafter discharge (entlasten) the resigning members of the Management Board and the Supervisory Board for the time period they served within the financial year 2009.

13.2	Rental Agreement Carlswerkstraße 11-13, 51063 Köln

Seller, the Purchaser and Bernd Odenthal Vermögensverwalter, Carlswerkstraße 13 d, 51063 Köln shall use reasonable efforts to conclude an amendment to the rental agreement dated 10 October 2007 between Bernd Odenthal Vermögensverwalter as landlord (the "Landlord") and the Purchaser as tenant concerning premises Carlswerkstraße 11-13, building 13, 51063 Köln including amendments dated 1 October 2008 and 18 October 2007 and side-letter dated 19 October 2007 (altogether the "Rental Agreement") which heals former lacks of written form requirements of the rental agreement and confirms, that the rental agreement has been validly taken over by the company as new tenant.

13.3	Ongoing relationship

The parties agree that for a period of 2 years from the Closing Date:

(a)
The Seller shall procure that the IMG Fashion division will continue to contract with the Company for it to supply ticketing/registration system services similar to those supplied by the Company to such division in 2009, on terms similar to those agreed for 2009 prior to the Signing Date; and

(b)	The Purchaser shall procure that the Company shall provide such services on terms similar to those agreed for 2009 prior to the Signing Date.

For the avoidance of doubt the above does not apply in respect of website hosting services currently provided by the Company to the IMG Fashion division. .

13.4	Non-Competition

(a)
For a period of two years after the Closing Date (the “Restricted Period”), the Seller shall not directly supply (i) platform services for video on demand online video, (ii) closed-network IPTV technology platform services or (iii) mobile television technology platform services,  to mobile carriers without the prior written consent of the Purchaser.

(b)
As a separate and independent covenant, the Seller agrees with the Purchaser that, for a period of two years following the Closing, the Seller will not in any way, directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company, or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising.

(c)	For the avoidance of doubt under no circumstances shall anything in this clause 13.4 be deemed to restrain any of the current activities elsewhere in the IMG group of businesses.

14.	COSTS

14.1
All transfer taxes and registration duties payable in connection with the execution of this Agreement shall be borne by the Purchaser. Except as set forth in this Agreement, all other costs and expenses incurred by a Party in connection with this Agreement (including the costs of professional advisors) shall be borne by the Party respectively incurring such costs.

15.	CONFIDENTIALITY

15.1
The confidentiality undertaking between the Seller and the Purchaser shall remain unaffected. In addition, the Parties must keep secret the contents of this Agreement to the extent that no statutory duties to disclose exist or the respective other Party has not consented to the disclosure.

15.2	The Parties agree that within two (2) days of the Signing Date a press statement will be released jointly by the Parties, the form of which shall be approved in writing by both Parties in advance.

16.	NOTICES

16.1	Form of Notice

All declarations, notices, requests and other communication hereunder ("Notices") shall be made in writing in the English language and shall be delivered (a) personally or (b) sent by fax or (c) by registered letter to the addresses below or to such other addresses as may be specified by any Party to the other Party in the same manner:

If to the Seller, to:

IMG GmbH
Attention:	Managing Director Matthias Pietza
Cäcilienkloster 6, 50676 Köln
Fax: +49 (0) 221 – 650 60 222

With a copy to:

IMG Media

Head of Legal

McCormack House

Burlington Lane

London W4 2TH

Fax: +44 208 233 6523

If to the Purchaser, to:

KIT digital, Inc.
Attention:	CEO Kaleil D. Isaza Tuzman
168 Fifth Avenue, Suite 301
New York, New York 10010
Fax:●

With a copy to:

Greenberg Traurig, LLP
Attention:	Spencer Feldman
The MetLife Building
200 Park Avenue
New York, NY 10166
Fax: +1 212 801 6400

16.2	Change of Address

The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in clauses 16.1 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

17.	MISCELLANEOUS

17.1	Governing Law/Jurisdiction

This Agreement shall be governed by, and construed in accordance with, German law. The German rules on conflicts of law and the United Nations Conventions on Contracts for the International Sale of Goods (CISG) shall be excluded. The place of jurisdiction for all disputes arising in connection with this Agreement or its validity shall be the courts competent for Cologne. Notwithstanding anything to the contrary set forth herein, disputes arising in connection with a Purchaser Claim may, at the option of either party, be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt am Main. The arbitral tribunal consists of three arbitrators. The chairman is qualified to be a judge in Germany. The language of the arbitral proceedings is English, except for any documents submitted to the arbitral tribunal and/or the other party for purposes of demonstration and/or proof (zu Darlegungs- und Beweiszwecken).

17.2	Amendments

Any amendments or supplements to this Agreement or termination in part or as a whole shall be made in writing in order to be valid, unless other form is required by mandatory law. This also applies to any amendment to, or cancellation of, this written form clause.

17.3	Rights of third parties

Except as expressly stated in clause 7, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties. The Purchaser shall not be entitled to assign any rights or claims hereunder without the prior written approval of the Seller. Except as explicitly provided for herein, neither Party shall be entitled to a right of set-off or retention with respect to any rights or claims hereunder unless the right or claim of the Party claiming a right of set-off or retention has been acknowledged in writing by the other Party or has been confirmed by final decision of a competent court. The preceding sentence shall not apply to any set-off or retention the Seller may want to declare to the Purchaser with any amounts to be received by the Seller under the Promissory Note in defence of any Purchaser Claim.

17.4	No Joint Venture

For the avoidance of doubt, nothing within this Agreement shall constitute any joint venture or a partnership between the Parties.

17.5	Headings

The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

17.6	Entire Agreement

This Agreement including its schedules comprises the entire agreement between the Parties except for the confidentiality undertaking referred to under clause 15. The schedules attached to this Agreement form an integral part of this Agreement. Any prior oral or written agreements or letters of intent that relate to the subject matter hereof, except for the confidentiality undertaking referred to under clause 15, shall be superseded by this Agreement.

17.7	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement. The Parties are aware of the Federal Supreme Court's (Bundesgerichtshof) decision of 24 September 2002, KZR 10/01. However, it is the express intent of the Parties that this Clause shall not merely result in a reversal of the burden of proof (Beweislastumkehr) but that Section 139 BGB is hereby contracted out in its entirety.

Cologne, 5th October 2009	/s/ M. Pietza
Place, date	Seller
Matthias Pietza
Managing Director
International Management Group GmbH

Cannes, France, October 5, 2009	/s/ Kaleil Isaza Tuzman
Place, date	Purchaser
Kaleil Isaza Tuzman
Chairman & CEO
KIT digital, Inc.

Cannes, France, October 5, 2009	/s/ Kaleil Isaza Tuzman
Place, date	Purchaser's Guarantor
Kaleil Isaza Tuzman